CODE OF BUSINESS CONDUCT AND ETHICS

OF

XINDE TECHNOLOGY COMPANY

Adopted as of September 16, 2010

TABLE OF CONTENTS

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CODE OF BUSINESS CONDUCT AND ETHICS

OF

CHINA NEW BORUN CORPORATION

POLICY STATEMENT

It is the policy of Xinde Technology Company, a Nevada corporation (the “Company”) to conduct its affairs in accordance with the highest ethical standards and all applicable laws, rules and regulations of the countries in which it does business.  This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers and non-employee directors, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”).  This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the U.S.  Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

The Company has established standards for behavior that affects the Company, and employees, officers and directors must pattern their daily performance in compliance with those standards.  The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, executive officers or other appropriate personnel when in doubt about the best course of action in a particular situation.  Non-employee directors are encouraged to talk to the Company’s Chief Executive Officer in such situations.

Additionally, employees must report to appropriate personnel violations of laws, rules, regulations or this Code, as well as complaints, concerns, and information regarding accounting practices, internal accounting controls, or other auditing matters (collectively, “Accounting Matters”), corporate fraud, or violations of laws committed by the Company or its agents.  Employees who report such violations or complaints in good faith will not be subject to discipline or retaliation.  Reporting procedures for employees are set forth under “Compliance and Reporting” herein below.

This Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide you.  Corporate policies and procedures provide details pertinent to many of the provisions of this Code.  You are responsible for reading and understanding this Code and the Company’s other policies and procedures, and complying with them at all times.  Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS; AMENDMENTS

Certain provisions of this Code require employees to act, or refrain from acting, unless prior approval is received from the appropriate person.  Employees requesting approval pursuant to this Code shall request such approval in writing to the Chief Executive Officer.  Approvals relating to executive officers and directors must be obtained from the Board of Directors of the Company.  All other approvals may be granted by the Chief Executive Officer.  Employees may contact the Chief Executive Officer for additional information on obtaining approvals.

Other provisions of this Code require employees to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval.  Waiver of those provisions may only be granted by the Board of Directors.  Waivers relating to executive officers and directors must be promptly disclosed to the Company’s shareholders.

Any amendments to this Code may only be made by the Board of Directors and must be promptly disclosed to the Company’s shareholders.

CONFLICTS OF INTEREST

A conflict of interest arises any time an employee’s personal interests or activities influence his or her ability to act in the best interests of the Company.  All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships.  Employees must disclose any potential conflicts of interest to the Chief Executive Officer.  Directors (including non-executive directors), officers and employees must also refer to the Company’s Related Person Transaction Policy for additional conflict of interest procedures that specifically govern the conduct of directors, officers and employees in the context of related person transactions involving the Company.

An employee shall also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children, life partner and members of the employee’s household.  An employee shall not make or influence any decision that could directly or indirectly benefit his or her close relative and, in order to protect the employee and the Company from the appearance of a conflict of interest, he or she shall make appropriate disclosure of the interest to the Chief Executive Officer.

Activities Outside the Company

Although the Company has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company.  For example, without approval by the Chief Executive Officer, an employee generally may not:

•	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to the Company;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies;

•	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

•	appear to represent the Company as the participant in an outside activity unless the Company has authorized the employee to represent the Company.

Community Activities

The Company encourages you to be actively involved in your community through volunteer service to charitable, civic and public service organizations, and through participation in the political process and trade associations.

Employees must make sure, however, that their service is consistent with their employment with the Company and does not pose a conflict of interest.  This is particularly important before accepting any leadership position (such as membership on the board of a charitable or civic organization), before seeking or accepting political office and before soliciting a charitable contribution.

Service on Outside Boards of Directors

Serving as a director of another corporation may create a conflict of interest.  Employees must disclose such service to the Chief Executive Officer and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of the Company.

Competitor Relationships

Employees must avoid even the appearance of a conflict of interest in their relationships with competitors. “Competitors” include any company operating in the educational services business. Without approval, employees may not:

•	make or maintain a financial investment in a Competitor, except for investments in a publicly traded corporation not exceeding the greater of US$100,000 or 5% of the outstanding common stock;

•	provide compensated or uncompensated services to a competitor, except for services rendered under a valid contract by and between the Company and a Competitor;

•	disclose any Company proprietary information to a Competitor, unless a nondisclosure agreement is in place; or

•	utilize for any unauthorized purposes or disclose to a Competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of your close relations.  For example, an employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or Competitor.

An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative.  To protect the employee and the Company from the appearance of a conflict of interest, he or she must make appropriate disclosure of the interest to the Chief Executive Officer.

CORPORATE OPPORTUNITIES & RESOURCES

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval.  Without approval, no employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly except as permitted by Company policies.

All employees must protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets must be used for legitimate business purposes.

Company resources may be used for minor personal uses so long as such use is reasonable, does not interfere with the employee’s duties, is not done for pecuniary gain, does not conflict with or harm the Company’s business and does not violate any Company policy.

BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honestly.  The Company seeks competitive advantages through superior performance, not unethical or illegal business practices.  Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

Fair competition laws, including the U.S. and PRC antitrust rules, limit what the Company can do with another company and what the Company can do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  You may not enter into agreements or discussions with Competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.  U.S. and foreign antitrust laws also apply to imports and exports.

COMPLIANCE WITH APPLICABLE LAWS

The Company is committed to the highest business conduct standards wherever it operates.  The Company observes these standards worldwide, even at the risk of losing business.  While no one can anticipate all the situations that may present challenges to the Company personnel doing business in the worldwide marketplace, the following guidelines always apply:

•	observe all applicable laws and regulations, including anti-bribery laws, of both the PRC and non-PRC countries;

•	do not cooperate with illegal boycotts; and

•	observe all licensing requirements and the requirements of applicable import and export control laws.

No new services or products of the Company shall be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited.

No Company employee, officer, director or agent is permitted to offer, give or authorize others to offer or give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct.  Furthermore, employees may not solicit or accept a kickback or bribe, in any form, for any reason.

Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice.

Political Contributions and Lobbying

No political contributions are to be made using Company funds or assets, or the funds or assets of any subsidiary of the Company, to any political party, political campaign, political candidate or public official in any country, unless the contribution is lawful and expressly authorized in writing.  In addition, Company personnel may not make a political contribution on behalf of the Company or its subsidiaries, or with the appearance that such contribution is being made on behalf of the Company or its subsidiaries, unless expressly authorized in writing.  A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Loans

Company personnel may not accept loans from any person or entities having or seeking business with the Company.  Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

Gifts, Gratuities, Entertainment and Other Considerations

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

Employees may not give gifts, meals, or other business entertainment (“Business Courtesies”) on behalf of the Company to government officials for any business purpose.

The following criteria should be observed when determining if it is proper to provide Business Courtesies to a government official:

•	a gift of cash is never appropriate;

•	the giving and acceptance of gifts and other gratuities must comply with applicable local laws;

•	the Business Courtesies should be customary under the circumstances, and must not be extravagant or lavish;

•	the Business Courtesies should be given in a manner that avoids the appearance of impropriety; and

•	meals must be consistent with accepted business practice, not lavish, and otherwise conform to the laws and customs of the country in which the expenditures are incurred.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your respective records, time sheets and reports.  Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively.  The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record.  Destruction of any records, books of account or other documents except in accordance with the Company’s policies is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so.  For example, expense reports must accurately document expenses actually incurred in accordance with Company policies.  You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company.  Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees shall comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

It is the policy of the Company to cooperate with all government investigations. You must promptly notify the Chief Executive Officer of any government investigation or inquiries from government agencies concerning the Company. You may not destroy any record, books of account, or other documents relating to the Company except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to the Company unless advised by the Chief Executive Officer that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or make misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

Employees have the right to consult their own legal counsel at their own expense.

REGULATORY COMPLIANCE

The Company operates in a regulated environment, including many national, provincial and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to the Chief Executive Officer.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted an Insider Trading Policy which you must read carefully.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination.  Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

1.           Inquiries Regarding this Code and Reports of Actual or Possible Violations of this Code.  Questions regarding the policies in this Code should be directed to the Chief Executive Officer.  Managers and supervisors are expected to take a leadership role in promoting ethical business conduct.  Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code must promptly report the matter to his or her immediate supervisor or to the Chief Executive Officer.  Anonymous reports can be sent as follows:

By Email:
To the applicable supervisor or to the Chief Executive Officer; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

By Mail:	To the applicable supervisor or to the Chief Executive Officer at the Company’s principal executive offices in Beijing.

If a supervisor receives a report concerning alleged actual or possible conduct in violation of this Code, he or she shall promptly forward it to the Chief Executive Officer.  Upon receipt of a report, the Chief Executive Officer or such officer’s designee shall take the following actions:

•	where possible, acknowledge receipt of the report to the sender;

•	promptly conduct a preliminary investigation of the allegations contained in the report;

•
if the Chief Executive Officer concludes that, based on the preliminary investigation, an actual or possible violation of this Code has or may have occurred, such officer shall determine if the actual or potential violation is or could reasonably be expected to have a material impact on the Company;

•
if the actual or potential violation is deemed material, the Chief Executive Officer shall report to the Audit Committee the preliminary results of the investigation and the Audit Committee or any other committee of directors designated by the Board of Directors shall determine what additional actions, if any, shall be taken;

•	if the actual or potential violation is not deemed material, the executive officers of the Company shall determine what additional actions, if any, shall be taken; and

•	an investigation may include use of outside counsel and/or independent public accountants.

2.           Confidential Complaints of Accounting Matters, Corporate Fraud or Violation of laws.  Employees must also report complaints, concerns, and information regarding Accounting Matters, corporate fraud, or violations of laws committed by the Company or its agents directly to the Audit Committee.  All such submissions regarding Accounting Matters, corporate fraud, or violations of laws may be made on an anonymous basis and shall be treated as confidential by the Audit Committee.  Employees may forward complaints to the Audit Committee anonymously in one of the following manners:

By Email:	To Yun Hon Man at manyhm@gmail.com; anonymity is preserved when an employee uses a personal email account and his or her identity is not immediately apparent from his or her email address; or

By Mail:	To Yun Hon Man, c/o Xinde Technology Company, Number 363, Sheng Li West Street, Weifang, Shandong Province, The People’s Republic of China.

When submitting a complaint, employees are asked to provide the Audit Committee with as much detailed information as possible.  Providing detailed, rather than general, information will greatly assist the Audit Committee in effectively investigating complaints.  This is particularly important where an employee submits a complaint on an anonymous basis, as the Audit Committee will be unable to contact the reporting employee with requests for additional information or clarification.

The Company is providing these anonymous reporting procedures so that the Company’s employees may disclose genuine concerns without feeling threatened.  As detailed below, the Company prohibits retaliation or retribution against any person who in good faith submits a report under this policy.  Employees who choose to identify themselves when submitting a report may be contacted by a member or representative of the Audit Committee in order to gain additional information.  The Audit Committee will keep confidential to the extent permissible under applicable law all communications with a reporting employee relating to the employee’s complaint.

In addition to providing procedures for employees to submit anonymous complaints regarding the Company’s Accounting Matters, corporate fraud or violations of law, it is the Company’s policy to adhere to all applicable laws protecting its employees against unlawful discrimination or retaliation as a result of their lawfully reporting complaints or participating in investigations regarding the Company’s Accounting Matters, corporate fraud or other violations of laws committed by the Company or its agents.  In particular, the Company prohibits any form of unlawful discrimination or retaliation or taking any adverse action against employees for engaging in the following conduct:

•
providing information or otherwise assisting a regulatory or law enforcement agency or any supervisor in an investigation regarding any conduct that the employee reasonably believes violates laws relating to securities fraud, any rule or regulation of the U.S. Securities and Exchange Commission, or any law relating to fraud against shareholders; or

•
filing, testifying, participating in or otherwise assisting in any proceeding relating to an alleged violation of laws relating to securities fraud, any rule or regulation of the U.S. Securities and Exchange Commission, or any law relating to fraud against shareholders.

Employees who believe that they have been subjected to any conduct that violates this policy may file a complaint using the procedures outlined above.  Anyone who unlawfully discriminates or retaliates against an employee as a result of his or her protected actions as described in this policy may be subject to corrective action, up to and including immediate termination.

All conversations, calls and reports made in good faith will be taken seriously.  When reporting a violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate.  As stated above, the Company prohibits retaliation or retribution against any person who in good faith reports an ethical concern.  However, anyone who uses this Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

PROCEDURES FOR THE HANDLING OF COMPLAINTS REGARDING ACCOUNTING MATTERS, CORPORATE FRAUD OR VIOLATIONS OF LAW

1.           Receipt of Complaint.  Upon receiving a complaint regarding Accounting Matters, corporate fraud or violations of law, the Audit Committee member named above will promptly notify the Chairman of the Audit Committee (“Audit Chair”) of such concern or complaint.  The Audit Chair will, depending upon the apparent urgency of the matter, call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting.  The Audit Committee will acknowledge, when possible, receipt of the complaint to sender.

2.           Review of Complaint by the Audit Committee.  Every complaint received pursuant to these procedures shall be reviewed by the Audit Committee or its designee to determine whether the concern or complaint raises, or may raise, a material concern about Accounting Matters, corporate fraud or violations of law, and whether the concern or complaint is sufficiently detailed and/or supported by facts or evidence to permit an investigation to be conducted.  In conducting this review, the Audit Committee may require the attendance of the Chief Financial Officer, the independent auditor, and/or the person submitting the complaint and such other persons as it deems necessary or appropriate at a meeting of the Audit Committee.

3.           Review by Chief Financial Officer.  The Audit Committee will request that the Chief Financial Officer review complaints received pursuant to these procedures that the Audit Committee determines not to be material, and the Chief Financial Officer shall report his or her findings and recommendations, if any, to the Audit Chair.

4.           Investigation.  The Audit Committee or any other committee designated by the Board of Directors or their designees (which may include management of the Company) will investigate complaints received pursuant to these procedures that raise, or may raise, a material concern about an Accounting Matter, corporate fraud or violation of law, and that are sufficiently detailed and/or supported by facts or evidence to permit an investigation to be conducted.  Where a complaint appears to relate to a material Accounting Matter, corporate fraud or violation of law but is not sufficiently detailed and/or supported by facts or evidence to permit an investigation to be conducted, the party or parties authorized to conduct the investigation by the Board of Directors shall engage in a reasonable effort to obtain sufficient detail and/or factual support to permit an investigation to proceed.  In connection with any investigation, the Audit Committee or any other committee designated by the Board of Directors may, to the extent it deems necessary or appropriate, retain and consult with independent auditors or legal counsel.  Given the nature and seriousness of the issues that may arise in the course of such an investigation, the Company cannot promise anonymity to persons who participate in any investigation.

5.           Action Following Investigation.  Following the investigation of each concern or complaint received pursuant to these procedures that raises a material Accounting Matter, corporate fraud or violation of law, the Audit Committee or any other committee designated by the Board of Directors shall review the results of the investigation and shall communicate its findings and recommendations to the Board of Directors.  The Board of Directors shall consider and implement such recommendations, as it deems necessary or appropriate, to address any identified concerns.

6.           Record Retention.  The Chief Financial Officer or his or her designee shall retain copies of every concern or complaint received pursuant to these procedures, and related investigatory records, for no less than five (5) years following the conclusion of the investigation.

In addition, on at least a quarterly basis the Chief Executive Officer or Chief Financial Officer shall discuss with the Audit Committee or any other committee designated by the Board of Directors any reports or complaints they have received regarding actual or potential violations of this Code, Accounting Matters, corporate fraud or violations of law (even if deemed to be immaterial) and any compliance issues regarding this Code, even if there is no ongoing investigation.

This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify each employee’s existing obligation for proper conduct.  The standards and the supporting policies and procedures may change from time to time in the Company’s discretion.  Each employee is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.